Exhibit (h)(7)

EXPENSE LIMITATION AGREEMENT

This agreement (the “Agreement”) is entered into by and between Mairs and Power, Inc., a Minnesota corporation (the “Adviser”), and Mairs and Power Funds Trust, a Delaware statutory trust (the “Trust”), acting on behalf of its separate series Mairs and Power Small Cap Fund (the “Fund”).

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into an Agreement for Investment Counsel Service (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into a Fund Administration Servicing Agreement (the “Administration Agreement”), pursuant to which the Adviser provides fund administration services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below that to which the Fund may otherwise be subject;

NOW, THEREFORE, the parties agree as follows:

The Advisor agrees that it will waive its fees under the Advisory Agreement and Administration Agreement and, if necessary, will reimburse Fund expenses, in each case to the extent necessary to limit the annual operating expenses of the Fund for each fiscal year during which this Agreement is in effect (excluding interest, taxes, brokerage commissions, other investment-related costs and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund’s business), as a percentage of the Fund’s average daily net assets, to 1.25%.  The Adviser agrees that it will not be reimbursed by the Fund or the Trust for the fees it waives or the reimbursements it makes under the terms of this Agreement.

This Agreement will remain in effect through December 31, 2014.  This Agreement cannot be amended, nor may any of its provisions be waived on behalf of the Fund, except with the approval of the Trust’s Board of Trustees.

Dated: May 17, 2011	MAIRS AND POWER, INC.

	By	/s/ Jon A. Theobald
	Its	President

MAIRS AND POWER FUNDS TRUST, on behalf of MAIRS AND POWER SMALL CAP FUND

	By	/s/ William B. Frels
	Its	President